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                                                                      EXHIBIT 12

                         AMERICAN DENTAL PARTNERS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

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
                                                                              Years Ended
                                                                              December 31,
                                                              ---------------------------------------------
                                                               1997     1998      1999     2000      2001
                                                              ------   ------   -------   -------   -------
Earnings:
Earnings before income taxes ..............................   $1,070   $6,013   $10,164   $10,385   $ 5,507
Add: Fixed charges ........................................      865    1,412     2,206     4,707     4,606
                                                              ------   ------   -------   -------   -------
Earnings before income taxes, as adjusted .................   $1,935   $7,425   $12,370   $15,092   $10,113
                                                              ======   ======   =======   =======   =======

Fixed Charges:
Interest expense, including amortization of debt expense ..   $  674   $1,193   $ 1,940   $ 4,435   $ 4,306
Estimated interest factor of non-reimbursed rental expense
   (approximately 1/3 of non-reimbursed rental expense) ...      191      219       266       272       300
                                                              ------   ------   -------   -------   -------
Total fixed charges .......................................   $  865   $1,412   $ 2,206   $ 4,707   $ 4,606
                                                              ======   ======   =======   =======   =======

Ratio of earnings to fixed charges ........................      2.2      5.3       5.6       3.2       2.2
                                                              ======   ======   =======   =======   =======
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